Exhibit 99.1

NEWS FROM ARCH COAL FOR IMMEDIATE RELEASE Media: Logan Bonacorsi 314/994.2766 Investors: Charles Dayton 314/994.2912

ARCH COAL ELECTS TO EXERCISE INTEREST PAYMENT GRACE PERIOD; CONTINUES DISCUSSIONS WITH CREDITORS REGARDING BALANCE SHEET RESTRUCTURING

ST. LOUIS — DECEMBER 15, 2015 — Arch Coal, Inc. (“Arch”) (NYSE: ACI) today announced that it has elected to exercise the 30-day grace period under its indenture agreements with holders of its 9.875% Senior Notes due 2019, the 7.00% Senior Notes due 2019 and the 7.25% Senior Notes due 2021. This extends the time period the company has to make the approximately $90 million interest payment due December 15, 2015 without triggering an event of default under the indentures. Events of default will exist under the company’s term loan facility and receivables facility as a result of this election and other recent events, but the company is in active discussions with its lenders and does not anticipate the lenders taking any remedial action in respect of any such event of default.

Arch intends to use the 30-day grace period to continue constructive discussions with various creditors regarding its ongoing effort to develop and implement a comprehensive plan to restructure its balance sheet.

The company has sufficient liquidity to continue normal mining operations and to meet its obligations in the ordinary course, and it intends to continue providing customers the same high quality services they expect from Arch. The company had approximately $694.5 million in cash and short term investments as of September 30, 2015. Arch’s operations are strong and reflect the actions it has taken to adapt to rapidly evolving coal markets, including reducing costs and enhancing efficiency across the company.

U.S.-based Arch Coal, Inc. is one of the world’s top coal producers for the global steel and power generation industries, serving customers on five continents. Its network of mining complexes is the most diversified in the United States, spanning every major coal basin in the nation. The company controls more than 5 billion tons of high-quality metallurgical and thermal coal reserves, with access to all major railroads, inland waterways and a growing number of seaborne trade channels. For more information, visit www.archcoal.com.

Forward-Looking Statements

This press release contains “forward-looking statements” — that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from potential demands for additional collateral for self-bonding; from our ability to complete our potential exchange offers; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

CONTACTS:

Investors:

Charles Dayton

314/994-2912

Media:

Logan Bonacorsi
314/994-2766